EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARM IF PUBLICLY DISCLOSED.

Purchase Agreement

No.: 0122

Between

CQENS Technologies Inc.

And

Montrade S.p.A.

For the purchase of:

The development, manufacture, delivery, and installation of an automated 100 stick per minute ‘vapour/heat stick’ manufacturing line.

Schedule 1
Technical Specification of Equipment
Schedule 2
Performance Standards
Schedule 3
Documentation
Schedule 4
Timetable
Schedule 5
Spare Parts
Schedule 6
Related Equipment

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THIS AGREEMENT is made on 14thJUNE 2022BETWEEN:

(1)	CQENS Technologies Inc, of 5550 Nicollet Avenue, Minneapolis, MN 55419, USA or its assigns (the “Buyer”);

and

(2)	Montrade S.p.A., Via Armando Sarti 6, 40132 Bologna, Italy (the “Seller”).

RECITALS

(A)	The Seller carries on the business of manufacturing and selling the Equipment, as defined below.

(B)	The Buyer carries on the business of manufacturing and selling the Finished Products, as defined below.

(C)	The Buyer is willing to purchase from the Seller the Equipment for use in connection with its business on the terms set out in this agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	definitions and interpretation

1.1	In this agreement, the following words and expressions shall have the following meanings, unless the context otherwise requires:

“Acceptance” means the successful completion of the Acceptance Tests and any relevant Repeat Tests (and “Accepted” shall be construed accordingly);

“Acceptance Certificate” means the letter to be issued by the Buyer on Acceptance confirming the successful completion of the Acceptance Tests;

“Acceptance Date” means the date of issue of the Acceptance Certificate;

“Acceptance Tests” means the tests to be carried out by the Buyer and Seller pursuant to clause 10 (and “Acceptance Testing” shall be construed accordingly);

“Computer Software” means any and all computer programs as back up files including the Human machine Interface back up file and all documentation, including user manuals, relating to the foregoing.

 “Delivery Premises” means the Buyers facility at ___________________________ or such other place as Buyer shall designate.

“Delivery” means the Equipment having been brought on to the Delivery Premises and being in all respects ready and available for installation;

“Delivery Date” has the meaning given to it in the Timetable at schedule 4;

“Documentation” means the documentation listed at schedule 3, together with any further documentation in respect of the operation, maintenance, or repair of the Equipment supplemental to it issued by the Seller from time to time;

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“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, trust, right of set-off or other third party right or interest (whether legal or equitable and including, without limitation, a third party right or interest arising out of or referable to a conditional sale, credit sale, hire-purchase agreement or agreement for lease or use), assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase arrangement) having similar effect;

“Equipment” means the equipment to be designed and built by Seller and purchased by the Buyer as summarised at the head of this agreement and described more particularly in the Technical Specification;

“Finished Product” means “vapor/heat” stick as described in Schedule [***] as per drawing MI002CQE022002 _;

“Force Majeure” has the meaning given to it in clause 16;

“Installation” means the process of setting up the Equipment (including its unpacking, assembly, installation, and commissioning) at the Buyer’s premises in order to render the Equipment ready for commercial operation and Acceptance Testing;

“Intellectual Property Right” means any (i) Patent, Trademark, Trae Secrets, design right (whether registered or unregistered), copyright, database right, semiconductor topography right, right of confidence or other similar intellectual or industrial property rights, (ii) any similar right which could be patented, trademarked or copyrighted anywhere in the world including any application in respect of the registration of any of the foregoing if not already protected, and (iii) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation, or other violation of any of the foregoing, including rights to recover for past, present, and future violations thereof;

Intellectual Property shall not include drawings and software of the Equipment so long as such drawings and software are related solely to the Equipment and are not related to the production of the Finished Product in any way whatsoever;

“Patents” means all inventions and discoveries, and all patents and patent applications therefor, including divisions, continuations, continuations-in-part, and reissues

“Performance Standards” has the meaning given to it in schedule 2;

“Purchase Price” has the meaning given to it in clause 3;

“Related Equipment” means the Buyer’s existing equipment with which the Equipment is required to operate, or to which the Equipment is required to interface, as set out in schedule 6;

“Site” means the area within the Buyer’s premises where the Equipment is to be installed, together with all fixtures and fittings appurtenant to it;

“Spare Parts” means any replacement parts or components as set out in schedule 5 which may be required from time to time for the maintenance or repair of the Equipment;

“Start Date” means the date by which the Equipment shall be ready for commercial operation, as specified in the Timetable;

“Technical Specification” means the technical specification of the Equipment as set out in schedule 1;

“Timetable” means the timetable in accordance with which the Seller shall carry out its obligations as set out in schedule 4;

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“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how and customer lists, in each case, to the extent protectable under applicable law as a trade secret.

“Trademarks” means all trademarks, service marks, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, social media account handles, and other indicia of origin, all applications, and registrations for all the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same;

“Training” means the training to be provided by the Seller pursuant to clause 12;

“Value Added Tax” means value added tax or any other tax of a similar nature that may be substituted for or levied in addition to it in each case at the rate current from time to time;

“Warranties” means the warranties given by the Seller pursuant to clause 9;

“Warranty Period” means the period commencing on the date of this agreement and expiring on the date 12 months from the Acceptance Date;

“Working Days” means Monday to Friday inclusive in every week of a calendar year excluding only public holidays in North Carolina (USA);

“Working Hours” means 8 a.m. to 6 p.m. on Working Days; and

“Works” means all duties and obligations of the Seller set out in this agreement (including as the same may be amended from time to time) relating to the manufacture, Installation, , and Acceptance Testing of the Equipment and the provision of the Training.

1.2	In this agreement unless otherwise specified, reference to:

	(a)	clauses, paragraphs, and schedules are to clauses and paragraphs of and schedules to this agreement. The schedules form part of the operative provisions of this agreement and reference to this agreement shall, unless the context otherwise requires, include references to the schedules;

	(b)	a person includes any individual, firm, corporation or undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

	(c)	a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time-to-time hereafter be amended or re-enacted; and

	(d)	references to the Seller or Buyer shall be deemed to include their respective permitted assignees and the successors in title to substantially the whole of their respective undertakings.

	(e)	The index and the headings in this agreement are for information only and are to be ignored in construing the same.

	(f)	The terms “including” or “includes” are to be construed as being without limitation.

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2.	sale and purchase

2.1	Subject to the terms and conditions of this agreement:

	(a)	the Seller shall:

		(i)	perform the Works according to Schedule [***], the product; and

		(ii)	sell and Deliver the Equipment free from any Encumbrance; and

(b)	the Buyer shall pay for the Project/machinery development cost part (A):

	(i)	Payment 1 – 1st instalment on signing of contract – 50%

	(ii)	Payment 2 – 2nd instalment on completion of design phase within 4 months from signing of contract – 50%

(c)	the Buyer shall purchase the Equipment part (B):

	(i)	Payment 1 – Deposit on signing of contract - 35%

	(ii)	Payment 2 – Successful completion of FAT - 55%

	(iii)	Payment 3 – Final Payment on install and SAT – 10% part (B) plus installation part (C) and (D) and training options as taken

The transportation as delivery to the Buyer site is an additional service provided by the Seller, but it is purely a transportation service not including any import fee or taxation . The insurance fee is to be covered by the Buyer.

3.	pricing and payment

3.1	The total price payable by the Buyer for the Equipment and the performance by the Seller of the Works (the “Purchase Price”) shall be that sum set out in, or calculated in accordance with, the table below:

Item	Description	Price (EUR)
(A)	Project/machinery development cost part a	€257,500
(B)	[***]	€1287,500
(C)	Installation of product detailed in B as per Montrade proposal in a location to be finalised as determined by Buyer in its sole discretion	€81,575
(D)	Travelling time and costs for engineering install team to install equipment in the USA	€21,030
	Total	€1,647,605
OPTIONS TO BE EXERCISED BY THE BUYER
(E)	Training services cost if not chosen to be taken at the time of install visit	€65,835
(F)	Item E if delivered in the same period as the machine installation takes place	€0.00
(G)	Production support post start up- 1 engineer per week	€9,000
(H)	Part b of the machinery development cost	€257,000

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3.2	This agreement and payment schedule calls for the payment of € 257,500 to cover the project/machinery development costs for the machine contemplated herein. Once made, the payment is made it also provides the buyer a five-year option entitling the buyer to pay another € 257,500 for similar development costs should the buyer commission another machine from the seller. In the event that the buyer declines to order another machine, the payment will provide the buyer all rights to the proprietary intellectual property arising from the development of the machine purchased under this agreement, if, in the opinion of both the buyer and seller, there is such property. Should the buyer decline the option by neither purchasing another machine nor paying for the intellectual property, the intellectual property shall remain with the seller

3.3	The Purchase Price DO NOT include all other taxes and import duties whatsoever to the Seller of effecting Delivery of the Equipment according to Incoterms 2000. The Purchase Price DO NOT include any insurance to deliver the Equipment to Buyer’s site.

3.4	The Buyer shall pay the Purchase Price as per clause 2.1 at the date as shown by an appropriate invoice from the Seller. The Seller shall issue an invoice for the relevant percentage of the Purchase Price on or by the dates, or within three Working Days after the events.

3.5	Bank Warranty

A bank warranty/guaranty equal to the amount of the payment 1 of part (B) as per clause 2.1 must be supplied to the Buyer and be granted by a European bank of recognised reputation approved by the Buyer and is binding until successful FAT and it expires before the Equipment is despatched to its destination. It does not create any additional costs toward the Buyer and must be paid on the first Buyer’s call.

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The outstanding amount of the part B of the contract value will be paid to the Seller by the Buyer after signing the final protocol of acceptance by both parties, latest however 120 days after receiving the equipment on site, in case, that the test of acceptance for reasons which do not have to be represented by the Seller cannot be carried out.

Unless the Buyer instructs otherwise, the Seller shall address each invoice to:

CQENS Technologies Inc., 5550 Nicollet Avenue, Minneapolis, MN 55419 USA

4.	Terms of DElivery and deadlines

4.1	The Seller shall effect Delivery of the Equipment according to Schedule1.1, the product , and carry out the Works in accordance with the Timetable in Schedule 4.

4.2	The Seller shall effect Delivery of the Equipment according to delivery terms Incoterm 2010; Ex-Works Bologna (Italy).

4.3	Unless agreed otherwise in writing, the Seller shall notify the Project Manager at the Buyer by facsimile or email, at least two weeks prior to Delivery, full details of the Equipment, including the dimensions, weight, and contents of any case to be used to deliver the Equipment to the Buyer.

5.	insurance

The Buyer shall insure the Equipment at his own expense.

6.	liquidated damages

6.1	The parties agree that there are no liquidated damages to be compensated by the Seller to the Buyer.

(a)	Attached hereto and made a part hereof as Schedule 6.1(a), is a list of sole source suppliers of Seller for parts or materials critical to the Equipment, the parts or materials supplied by such sole source supplier, and the delivery dates agreed to by the Seller and the sole source supplier. If any sole source supplier, notifies Seller of a delay in the delivery date of such soul source part or material which delivery shall be outside the delivery date set forth on Schedule 6.1(a), then in such event, Seller shall immediately notify Buyer of such delay and an estimated time of delivery of such sole source product. Buyer shall have ten (10) days form such notice to agree that (i) the Delivery Date and Acceptance Date shall be extended day for day of the soul source supplier delay, If any sole source supplier fails to provide a delay notice, and also fails to deliver such sole source product or material, then in such event, Seller shall immediately notify Buyer of such sole source supplier’s failure to deliver. Buyer shall have ten (10) days form such notice to agree that (i) the Delivery Date and Acceptance Date shall be extended day for day of the soul source supplier delay, or

6.2	If the Equipment is not, for any reason solely attributable to the Seller, Accepted by the “Acceptance Date” , the Seller shall pay, by way of liquidated damages, to the Buyer, for each full week by which the Acceptance is delayed more than 6 weeks beyond that date a sum per delayed week equal to 0,1 per cent (or whatever is agreed) of the part B of the Purchase Price, which sum the Seller acknowledges is a genuine and reasonable assessment of the damages incurred by Buyer for such delayed Acceptance .

6.3	The total sum payable by the Seller to the Buyer pursuant to clause 6.2 shall not exceed two per cent of the Purchase Price.

6.4	No further claims for compensation will be allowed on the basis of a delay for which the Seller is responsible

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7.	WARRANTIES

7.1	The Seller warrants to the Buyer that:

	(a)	it will use and will procure that its employees, agents, sub-contractors use all reasonable skill and care in the performance of the Works;

	(b)	the Equipment shall meet the Technical Specification, be of satisfactory quality and shall operate in accordance with the Performance Standards throughout the Warranty Period;

	(c)	it will comply with all applicable legislation or standards, including all health and safety regulations, product safety regulations and noise emission regulations in the performance of the Works and the Equipment shall as at the Acceptance Date comply with the same; and

	(d)	the Equipment is, and shall continue to be, until title in it transfers to the Buyer in accordance with clause 4, its absolute property free from any Encumbrance except the rights provided to CQENS under this Agreement.

7.2	The Warranties shall continue to apply in full notwithstanding the issue of an Acceptance Certificate by the Buyer.

8.	pre-delivery inspection (FAT)

8.1	The Buyer shall be entitled at any time prior to Delivery to inspect the Equipment at the Seller’s premises to ensure its compliance with the Technical Specification schedule [***], and the Buyer and the Seller shall together conduct such preliminary checks of the performance of the Equipment at the Seller’s premises (not amounting to the full performance of the Acceptance Tests) as the Buyer shall reasonably require. Buyer’s right to or actual inspection of the Equipment or any preliminary checks will not act to void Seller’s Warranty.

8.2	Following completion of the inspection and the checks referred to in clause 8.1 to the Buyer’s reasonable satisfaction, once the Seller declare the Equipment readiness, the Buyer shall fulfil the payment 2 of part (B) as per clause 2.1 and effect the Delivery of the Equipment in accordance with clause 4.

8.3	Completion of the inspection and checks referred to in this clause shall not operate to limit the rights of the Buyer in relation to Acceptance or otherwise void or alter the Warranty.

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9.	installation and Commissioning

9.1	Following Delivery of the Equipment, the Buyer shall notify the Seller that the Equipment is ready to be Installed. The Seller shall Install the Equipment in accordance with the Timetable. Seller shall be liable for any and all of its, its employees, contractors, or agents’ actions related to the installation of the Equipment.

9.2	When installing the Equipment, the Seller shall comply with and shall procure that its employees, agents and sub-contractors comply with all reasonable instructions issued by the Buyer to ensure that Installation and operation of the Equipment does not present any risk to the health and safety of individuals at the Buyer’s premises and that the Equipment complies with CE mark . Buyer’s instructions will not act to void the Warranty, and Seller shall remain liable for the proper installation and operation of the Equipment until the Equipment maintains the original status of parts and the correct handling in operations is executed according to the Seller’s training instructions.

9.3

10.	Acceptance Testing

10.1	The Buyer and the Seller shall together conduct the Acceptance Tests in accordance with the Timetable to determine whether the Equipment:

(a)	complies in all material respects with the Technical Specification, schedule [***]; and

(b)	operates in accordance with the Performance Standards (together the “Acceptance Criteria”).

10.2	If during the course of the Acceptance Tests the Equipment does not comply with any of the Acceptance Criteria to the satisfaction of the Buyer, for reasons only attributable to the Seller, the Equipment shall fail the Acceptance Tests and the Seller shall forthwith and at its own expense:

(a)	rectify any defects to the Equipment; and

(b)	conduct a repeat of the Acceptance Tests (“Repeat Tests”) and

(c)	. pay the liquidated damages, per week , if such failure continues past the 6 weeks from Acceptance Date

10.3	Subject to clause 10.5, the Seller shall repeat the process set out in clause 10.2 until the relevant Repeat Test demonstrates to the satisfaction of the Buyer that the Equipment complies with the Acceptance Criteria. If the Equipment fails the Acceptance Tests three or more times, Buyer may, in its sole discretion require Seller to pick up the Equipment, at Seller’s sole cost and receive a refund for the full Purchase Price.

10.4	Where the Acceptance Tests or Repeat Tests have been completed successfully the Equipment shall be deemed to be Accepted and the Buyer shall forthwith issue an Acceptance Certificate.

10.5	If the Equipment is delayed beyond 6 weeks by the Acceptance Date for reasons only attributable to the Seller , then the Seller shall be liable to pay liquidated damages to the Buyer in accordance with clause 6.2.

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11.	DEFECTIVE EQUIPMENT

11.1	During the Warranty Period:

	(a)	if the Equipment ceases to operate properly or absolutely, or if it fails to continue to comply with the Performance Standards (in each case a “Defect Event”) for any reason not attributable to the actions of Buyer, then the Seller shall, at the Buyer’s request, make available in a reasonable period of time at the Buyer’s premises trained staff to inspect and commence repair of the Equipment in order to remedy the Defect Event within a reasonable time of such request;

	(b)	on request by the Buyer during Working Hours the Seller shall provide advice to the Buyer over the telephone or by way email or facsimile (whichever is requested by the Buyer) in relation to the maintenance or repair of the Equipment; and

	(c)	the Seller shall retain sufficient, trained staff to fulfil its obligations in this clause.

11.2		All services provided by the Seller pursuant to clause 11.1 shall be undertaken or provided at no cost to the Buyer, save that where the Seller can show that the Defect Event is attributable to the Buyer’s failure to operate or maintain the Equipment in accordance with the Service Manual, in case of natural wear and tear or by the use of non-specified materials or replacement materials, the Seller may charge for that work undertaken or those services provided in accordance with its then current price list.

11.3		The Seller undertakes that it shall at all times during the Warranty Period maintain a sufficient stock of the Spare Parts and shall deliver any Spare Parts reasonably required by the Buyer for the purposes of any maintenance of the Equipment by it as soon as possible after Buyer’s request.

11.4		All Spare Parts provided by the Seller pursuant to clause 11.3 shall be provided at no cost to the Buyer save where the Seller can show that the Buyer’s requirement for the Spare Parts in question is attributable to its failure to operate or maintain the Equipment in accordance with the Service Manual, in cases of natural wear and tear or by the use of non-specified materials or replacement materials, in which case the Spare Parts shall be supplied at the Seller’s then current price list.

12.	training

12.1	The Seller shall, in accordance with Schedule 7, provide Buyer’s skilled employees with all necessary training in order to enable those employees to properly use and maintain the Equipment.

13.	documentation

13.1	The Seller shall on or prior to the Acceptance Date supply the Buyer with the Documentation.

13.2	Seller shall maintain an insurance policy acceptable to Buyer in its reasonable discretion for Seller’s liability for any actions or inactions taken on Buyer’s property or otherwise related to the installation and operation of the Equipment a.

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14.	limitation of liability

14.1	Subject to binding statutory requirements, the Seller shall be liable for personal injury and damage to property. The Seller shall supply the Buyer with evidence of the extent of its liability insurance on request. Seller shall be liable for any and all damages caused by it, its agents, employees, or contractor, while on the property of Buyer or otherwise engaged in the installation of the Equipment

14.2	The Buyer will not be entitled to make claims other than those mentioned, except in cases of wilful intent or gross negligence on the part of the Seller in particular, neither party shall have any claims for indirect or consequential damages and shall not be liable to the other by reason of any negligence or any other tortuous action or any representation (unless fraudulent), or any implied warranty, condition or other term, or under the express terms of this agreement, for any loss of anticipated revenues, loss of profits, loss of business opportunities, indirect loss or damage, costs, expenses or other such claims for compensation whatsoever (whether caused by its negligence or that of its employees, agents or otherwise) which arises out of or in connection with the agreement, except as expressly provided in this clause.

14.3	Subject to clause 14.1 and 14.4 below, the aggregate liability of each party to the other under or in connection with the agreement shall not exceed the amount of the Purchase Price.

14.4	Nothing in this agreement shall operate to limit or exclude the liability of either party to the other for death or personal injury caused by its negligence or that of its employees, agents, or subcontractors; or for fraud (including, but not limited to, fraudulent misrepresentation), provided that nothing in this clause confers any right or remedy upon any party to which it would not otherwise be entitled.

14.5	The Seller will not be liable for the suitability of the premises, building or facilities for the installation and operation of the Equipment supplied.

15.	intellectual property

If use of the delivered Equipment within the Warranty Period leads to the infringement of Intellectual Property rights or Copyright , for any reason solely attributable to the Equipment mechanism, the Seller will obtain the right of continued use for the Buyer or the Seller will modify the delivered Equipment to prevent continued infringement of the intellectual property right, at its discretion. The Seller will also indemnify the Buyer against any claims by the owners of the intellectual property rights concerned, including but in no way limited to, attorneys’ fees.

The Buyer will indemnify the Seller against any claims related to the infringement of intellectual property rights or copyrights concerned the product and the methods to produce.

15.1	Save as provided in this agreement the above undertakings will be final in the event of intellectual property right or copyright infringement.

They will apply only if

	a.	the Buyer informs the Seller of the intellectual property right or copyright infringement claims within 20 working days,

	b.	the Buyer provides the Seller with reasonable assistance to counter these claims and enable the Seller, where appropriate, to make the modifications referred to in clause 15.1 at no cost to Buyer

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	c.	the Seller reserves the right to take any action to counter these claims, including the right to settle out of court,

	d.	, and

	e.	the infringement did not occur because the Buyer altered the delivered Equipment independently or used it in violation of the agreement.

15.2	For purposes of this Agreement, “Innovations” shall mean any invention, improvement, discovery or idea, whether or not shown or described in writing or reduced to practice, and works of authorship, whether or not patentable or copyrightable, including “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101), which (i) relate directly to the business of the Buyer, (ii) relate to the Buyer’s actual or demonstrably anticipated research and development, (iii) result from any work performed by the Seller’s employees agents, independent contractors, shareholders or officers pursuant to this Agreement, or (iv) are developed or conceived through the use of Confidential Information or equipment, supplies or facilities provided by Buyer.

Seller acknowledges that all Innovations have been created or are being created at the instance of Buyer and are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and otherwise by common law. If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a governmental authority or a court of competent jurisdiction not to be works made for hire, then Seller hereby grants an irrevocable, exclusive, and unconditional assignment by Seller to Buyer of all of Seller’s right, title and interest (including, without limitation, all rights in and to the patents, copyrights, or comparable protections throughout the world, including the right to prepare derivative works and the right to all renewals and extensions).

The above Is valid starting from the payment remittance by the Buyer to Seller of part (H) of the Contract Price as in clause 3.1 within 6 months from Ex-works delivery of the Equipment.

16.	force majeure

16.1	For the purpose of this clause 16 the term ““Force Majeure Even”“ means, in relation to either party, an event or circumstance beyond the reasonable control of that party (the ““Claiming Part”“).

16.2	The Claiming Party shall not be deemed to be in breach of this agreement (the “Non-claiming Part”“) for any delay in performance or any non-performance of any obligations under this agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to a Force Majeure Event, always provided that:

(a) the Claiming Party could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all matters known to it before the occurrence of the Event of Force Majeure and all relevant factors, it ought to have taken but did not take; and

(b) the Claiming Party has used its best endeavours to mitigate the effect of the Force Majeure Event and continues to carry out its obligations under this agreement in any other way that is practicable.
16.3	As a condition precedent of relief under this clause, the Claiming Party shall promptly notify the Non-claiming Party of the nature and extent of the circumstances giving rise to the Force Majeure Event within seven days of becoming aware of the Force Majeure Event.

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16.4	If the Force Majeure Event in question prevails for a continuous period of more than six months after the date on which it began, the Non-claiming Party may give notice to the Claiming Party terminating this agreement. The notice to terminate must specify the termination date, which must be not less than 20 Working Days after the date on which the notice to terminate is given. Once a notice to terminate has been validly given, this agreement will terminate on the termination date set out in the notice.

17.	confidential information

17.1	For the purposes of this clause, “Business Information” means all business, commercial, economic, financial, operational, technical, administrative, marketing, planning and staff information and data relating to either party or any of its group companies and “Equipment Information” means all technical information and data relating to the nature or specification of the Equipment provided by either party to the other.

17.2	Each party undertakes to the other in respect of all Business Information and in respect of all Equipment Information that:

(a) it shall not use any such Business Information or Equipment Information for any purpose other than the proper performance by it of the obligations to which it is subject pursuant to this agreement; and

(b) it shall not, without the express written consent of the other, disclose any such Business Information or Equipment Information to any person other than to such of its directors, employees and advisers who are necessarily required in the course of their duties to receive and act on the same for the purpose of the proper performance by it of the obligations to which it is subject pursuant to this agreement.

17.3	The obligations of confidentiality provided for by clause 17.2 shall not apply in respect of Business Information or Equipment Information to the extent that such information:

(a) is in the public domain as at the date of this agreement or comes into the public domain hereafter otherwise than by reason of the disclosure of such information in breach of the terms of this agreement; or

(b) is required to be disclosed as a matter of law or by any court or governmental, administrative, or regulatory authority (including pursuant to the rules of any stock exchange) competent to require such disclosure.

17.4	Each party shall, forthwith upon receipt by it of written demand from the other, return all written Business Information and Equipment Information provided to it, its directors, employees and advisers and all copies of the same, and shall either return or destroy all notes, memoranda and other stored information (including information stored in any computer system or other device capable of containing information whether in readable form or otherwise) prepared by it, its directors, employees and advisers which relate to any Business Information or Equipment Information, whether or not any of the same are then in its possession and it will, upon receipt of written demand, confirm in writing that all such Business Information and Equipment Information has been returned or destroyed.

17.5	Neither party shall disclose the making of this agreement nor its terms without the prior written consent of the other.

17.6	Each party undertakes to the other that it shall procure that each of its employees and all those persons to whom Business Information or Equipment Information is disclosed pursuant to clause 17.2(b) shall observe the terms of this agreement relating to such Business Information and Equipment Information in all respects as if they were party to it.

17.7	The obligations and restrictions provided for by this clause shall apply without limit of time and whether or not this agreement has expired or been terminated.

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18.	governing law AND JURISDICTION

The parties hereby irrevocably and unconditionally: (1) agree that any action or Proceeding related to this Agreement shall be brought in, and hereby submits itself and its property to the jurisdiction of, the courts of the State of minnesota located in the City of minneapolis. the courts of the United States of America for the ____________ District of minnesota, and the appellate courts from any thereof; (2) consent to the venue of any such action or Proceeding in any of said courts and waives any objection that it may have, now or hereafter, that such action or Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) agree that service of process in any such action or Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party against whom the action or Proceeding is brought at its address set forth herein, provided the same is permitted by the appropriate rules of the governing court.

The interpretation and construction of this Agreement, the obligations of the Parties, and any claims or disputes relating to this Agreement, shall be governed by, and construed in accordance with, the domestic Laws of the State of minnesota excluding the choice or conflicts of law rules .

19.	NOTICES

Any notice, demand or other communication given or made under or in connection with this agreement (other than requests made pursuant to clause 11.1) shall be in writing and shall be delivered personally or sent by fax or prepaid first-class post or overnight delivery service (air mail or overnight delivery service if posted to or from a place outside the country of delivery):

In the case of the Buyer to: CQENS Technologies Inc.
Address:5550 Nicollet Avenue, Minneapolis MN 55419
Attention: W Bartkowski
Email: wbartkowski@cqens.com

In the case of the Seller to: Montrade S.p.A.
Address: Via Armando Sarti 6, 40132
Bologna, Italy
Attention: Antonella Giannini
Email: antonella@montrade.it

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Working Days after the date of posting;

(c)	if sent by air mail, five Working Days after the date of posting;

(d)	if sent by fax, when despatched; and

(a)	if sent by overnight delivery service, three working days after date of delivery to such service;

provided that, if in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or other communication would otherwise be deemed to be given or made outside Working Hours, such notice, demand, or other communication shall be deemed to be given or made at the start of Working Hours on the next Working Day.

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20.	ASSIGNMENT AND SUB-CONTRACTING

20.1

Seller party may, without the prior written consent of the Buyer, assign the benefit of all or any of the Seller’s obligations under this agreement, nor any benefit arising under or out of this agreement, nor sub-contract or delegate the performance of any obligation to which it is subject pursuant to this agreement.

Buyer may assign its rights and obligations under this agreement in in its sole discretion.

21.	invalidity

21.1	If any provision of this agreement is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal, or unenforceable in any respect under the law of any jurisdiction:

	(a)	the validity, legality, and enforceability under the law of that jurisdiction of any other provision; and

	(b)	the validity, legality, and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way thereby.

21.2	If any provision of this agreement shall be held to be void or declared illegal, invalid, or unenforceable for any reason whatsoever, such provision shall be divisible from this agreement and shall be deemed to be deleted from this agreement and the validity of the remaining provisions shall not be affected. In the event that any such deletion materially affects the interpretation of this agreement then the parties shall negotiate in good faith with a view to agreeing a substitute provision which as closely as possible reflects the commercial intention of the parties.

22.	waiver

22.1	A waiver of any term, provision, or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

22.2	No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of such (or any other) right, power, or privilege.

22.3	The rights and remedies set out in this agreement are cumulative with, and not exclusive of, any rights or remedies to which either party may be entitled by law. The termination of this agreement for any reason whatsoever shall not affect or prejudice each party’s rights or remedies that may have accumulated as of the date of such termination.

23.	NO PARTNERSHIP

Nothing in this agreement and no action taken by the parties pursuant to this agreement shall constitute, or be deemed to constitute, between the parties a partnership, association, joint venture, or other co-operative entity.

24.	ENTIRE AGREEMENT

Save for fraud or fraudulent concealment by either party, this agreement embodies the entire agreement of the parties, and the parties agree that any standard terms and conditions of business of either of them shall not apply to the sale and purchase to which this agreement relates. This agreement shall not be modified, amended, or varied except in writing, signed by duly authorised representatives of the parties.

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Signed for and on behalf of	Signed for and on behalf of

SELLER	BUYER

/s/ Antonella Giannini	/s/ Alexander Chong
(Signature)	(Signature)
Antonella Giannini	Alexander Chong

/s/ Alberto Monzoni	/s/ Ged Shudall
(Signature)	(Signature)
Alberto Monzoni	Ged Shudall

July 4, 2022	Bologna, Italy / July 4, 2022
Place/date	Place/date

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Schedule 1.1

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Schedule 1.2

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Schedule 2

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Schedule 3

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Schedule 4

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Schedule 5

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Schedule 6

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Schedule 7

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